Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, Pa. 19103-3615

For further information contact:	For release: 4:15 p.m. April 27, 2010
Thomas Golembeski (media) 215-977-6298
Daniel Platt (investors) 866-248-4344

No. 10

SUNOCO LOGISTICS PARTNERS L.P. DECLARES INCREASED DISTRIBUTION, REPORTS

QUARTERLY RESULTS FOR THE FIRST QUARTER 2010 AND ANNOUNCES THE

RETIREMENT OF DEBORAH M. FRETZ, PRESIDENT AND CEO

PHILADELPHIA, April 27, 2010 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced net income for the first quarter ended March 31, 2010 of $43.1 million compared with $80.9 million for the first quarter ended March 31, 2009. Lower earnings from the prior year’s first quarter were driven primarily by the absence of a wide contango crude oil market structure along with decreased refined products volumes which were impacted by planned and unplanned refinery maintenance activity. This reduction in earnings was partially offset by higher crude oil pipeline volumes and fees and improved operating performance at the Partnership’s Nederland and refined products terminals. Contributing further to the reduction in earnings from the prior year’s quarter was a $5.8 million increase in interest expense associated primarily with the issuance of Senior Notes in 2010 and $3.0 million of non-recurring expenses. Distributable cash flow (“DCF”), which represents the cash generated during the quarter available to pay distributions, was $53.2 million compared to $89.8 million in the prior year period.

Sunoco Partners LLC, the general partner of the Partnership, declared a cash distribution for the first quarter 2010 of $1.115 per common partnership unit ($4.46 annualized), which is a 9.9 percent increase over the first quarter 2009 distribution and a 2.3 percent increase over the prior quarter. The distribution is payable May 14, 2010 to unitholders of record on May 10, 2010 and represents the twenty-seventh distribution increase in the past twenty-eight quarters.

“We entered 2010 with a strong balance sheet and excellent distribution coverage,” said Deborah M. Fretz, president and chief executive officer. “Typical of first quarters, refiners had a significant level of maintenance activity going on which translated to lower throughput. In addition, the crude oil market structure did not provide as large an incentive to store oil as it did last year.”

“As we look forward, there are signs of improved refined products demand and higher refiner utilization rates. There is a widening of crude contango spreads which should benefit our future results and there is more than $11 million of prior period inventory profits that are on our balance sheet. We continue to implement organic growth opportunities, and the restructuring of the incentive distribution rights for our General Partner has served to lower our cost of capital. We believe that Sunoco Logistics is well positioned to take advantage of several acquisition opportunities that are now available in the market place. We are confident we will continue to grow our cash flow.”

The Partnership also announced that President and CEO Deborah M. Fretz has decided to retire effective July 1, 2010. At that time, she will also retire as a director of the General Partner. Lynn L. Elsenhans, chairman of Sunoco Partners LLC, will become chief executive officer and Michael J. Hennigan, vice president of Business Development, will become president and chief operating officer. These new appointments are effective as of July 1, 2010. Mr. Hennigan was also elected to the Board of Directors of Sunoco Partners LLC effective April 27, 2010.

“I have had the privilege to lead Sunoco Logistics since its formation in 2002,” Fretz said. “I am very proud of our accomplishments, and I credit our success to an organization that is enthusiastic, dedicated, and focused on profitable growth. I leave the organization in the capable hands of an experienced management team and remain committed to Sunoco Logistics.”

“Debbie helped establish a strong foundation and great momentum for Sunoco Logistics,” Elsenhans said. Under her stewardship, Sunoco Logistics has become a leader in the transportation and storage of crude oil and refined products. We would like to recognize and thank Debbie for her many accomplishments, and wish her well.”

“I have confidence in the senior leadership team of Sunoco Logistics to continue to deliver on our business strategy. Under Mike Hennigan’s capable oversight as president and chief operating officer, we’ll have a smooth transition,” said Elsenhans. Hennigan is a 28-year veteran of Sunoco, Inc. who joined the Sunoco Logistics leadership team in May 2009.

“Looking ahead, we remain acutely focused on actions that support accelerated growth,” Elsenhans said. “Sunoco, Inc. and Sunoco Logistics are committed to continue to work closely together to ensure both companies achieve their strategic objectives, and I am excited about the opportunity to be more involved in helping the Partnership build upon its successes for a strong future.”

Segmented First Quarter Results

Refined Products Pipeline System

Operating income for the Refined Products Pipeline System decreased $3.0 million to $7.5 million for the first quarter ended March 31, 2010 compared to the prior year’s quarter. Sales and other operating revenue decreased $2.3 million to $29.1 million due primarily to decreased volumes associated with refinery maintenance activity in the first quarter of 2010 and the permanent shut-down of the Eagle Point refinery in the fourth quarter 2009. Operating expenses decreased $0.8 million to $13.2 million compared to the prior year’s quarter due primarily to timing of maintenance activity, decreased utility costs and increased pipeline operating gains which were favorably impacted by higher refined products prices. Selling, general and administrative expenses increased $0.8 million for the quarter due primarily to the non-recurring expenses related primarily to the Partnership’s incentive distribution rights repurchase and exchange transaction and employee severance costs.

Terminal Facilities

Operating income for the Terminal Facilities segment increased $1.3 million to $22.6 million for the first quarter ended March 31, 2010 compared to the prior year’s quarter. Total revenues for the first quarter of 2010 increased $8.8 million to $55.1 million despite reduced volumes in the Partnership’s refinery terminals which were negatively impacted by refinery maintenance activity and the permanent shut-down of the Eagle Point refinery. Revenue increases during the quarter were due primarily to increased tank revenues and higher volumes at the Nederland facility, including the additional tankage to support Motiva’s Port Arthur, TX refinery and additional volumes from a refined products terminal acquired in September 2009. Revenues and cost of products sold also increased compared to the prior year quarter as a result of the commencement of terminal optimization projects at the Partnership’s refined products terminals during the fourth quarter of 2009. Depreciation and amortization expense increased $1.2 million to $5.9 million for the first quarter 2010 as a result of increased tankage at the Partnership’s Nederland facility and acquisition of a refined products terminal in September 2009. Selling, general and administrative expenses increased $1.4 million for the quarter due primarily to the non-recurring expenses described above.

Crude Oil Pipeline System

Operating income for the Crude Oil Pipeline System decreased $30.3 million to $28.4 million for the first quarter of 2010 compared to the prior year’s quarter. This decrease in operating income was the result of a reduced level of market related income driven primarily by the contraction of the contango market structure in 2010. Reduced market related profits were partially offset by higher pipeline revenues, which included the 2009 acquisition of the Excel pipeline in Oklahoma, and increased pipeline operating gains which were favorably impacted by higher crude oil prices. Other income increased $2.9 million compared to the prior year’s quarter due to increased equity income from the Partnership’s joint venture interests. Depreciation and amortization expense increased $1.0 million to $4.7 million for the first quarter 2010 due primarily to the acquisition of a crude oil pipeline in September 2009. Selling, general and administrative expenses increased $1.4 million for the quarter primarily as a result of the non-recurring expenses described above.

Higher crude oil prices were a key driver of the increase in total revenue and cost of products sold and operating expenses from the prior year’s quarter. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma increased to $78.79 per barrel for the first quarter of 2010 from $43.21 per barrel for the first quarter of 2009.

Other Analysis

Financing Update

Net interest expense increased by $5.8 million for the quarter ended March 31, 2010, compared to the prior year’s quarter. This increase can be partially attributed to the offering of $500.0 million in Senior Notes completed during the first quarter 2010. Net proceeds from this offering were utilized to finance the Partnership’s transaction to repurchase and exchange the General Partner’s incentive distribution rights, repay outstanding borrowings under the Partnership’s revolving credit facilities and pre-fund future growth projects. A full quarter of interest expense on the $175.0 million of Senior Notes issued in February 2009 further contributed to the increase in expense.

At March 31, 2010, the Partnership’s total debt balance was $1.14 billion which consisted of $1.1 billion of Senior Notes and $43.3 million of borrowings under its revolving credit facilities, as compared to total debt of $868.4 million at December 31, 2009, which consisted of $599.4 million of Senior Notes and $269.0 million of borrowings under its revolving credit facilities. The Partnership had available borrowing capacity of $414.2 million under its credit facilities as of March 31, 2010 and a Debt to EBITDA ratio of 3.6x for the twelve months ended March 31, 2010.

Capital Expenditures

Maintenance capital expenditures for the three months ended March 31, 2010 were $4.4 million. The Partnership continues to expect maintenance capital spending for 2010 of approximately $32.0 million.

Expansion capital expenditures for the three months ended March 31, 2010 were $22.3 million compared to $31.6 million for the first three months of 2009. Expansion capital for 2010 includes construction projects to expand services at the Partnership’s refined products terminals, increase tankage at the Nederland facility and expand upon the Partnership’s refined products platform in the southwest United States. The Partnership expects to invest $175.0 million to $200.0 million in expansion capital for 2010, excluding acquisitions.

Non-GAAP Financial Measures

Management of the Partnership believes EBITDA and distributable cash flow information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures of other businesses. Reconciliations of these measures to the comparable GAAP measure are provided in the table accompanying this release.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Income Statement:
Sales and other operating revenue	$1,680,508	$1,038,033
Other income	7,763	4,765

Total revenues	1,688,271	1,042,798
Cost of products sold and operating expenses	1,594,707	923,694
Depreciation and amortization	14,520	11,580
Selling, general and administrative expenses	20,586	17,074

Total costs and expenses	1,629,813	952,348

Operating income	58,458	90,450
Interest cost and debt expense, net	16,164	10,994
Capitalized interest	(788)	(1,450)

Net Income	$43,082	$80,906

Calculation of Limited Partners’ interest:
Net Income	$43,082	$80,906
Less: General Partners’ interest	(10,083)	(12,529)

Limited Partners’ interest in Net Income	$32,999	$68,377

Net Income per Limited Partner unit:
Basic	$1.06	$2.38

Diluted	$1.06	$2.36

Weighted Average Limited Partners’ units outstanding:
Basic	31,017,536	28,728,433

Diluted	31,209,324	28,926,034

Capital Expenditure Data:
Maintenance capital expenditures	$4,370	$2,650
Expansion capital expenditures	22,314	31,551

Total	$26,684	$34,201

	March 31, 2010	December 31, 2009

Balance Sheet Data (at period end):
Cash and cash equivalents	$2,000	$2,000
Total Debt	1,141,185	868,424
Total Partners’ Capital	656,892	861,614

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended March 31,
	2010	2009
Refined Products Pipeline System:
Sales and other operating revenue	$29,133	$31,400
Other income	2,276	2,317

Total revenues	31,409	33,717
Operating expenses	13,208	13,973
Depreciation and amortization	3,954	3,210
Selling, general and administrative expenses	6,701	5,942

Operating income	$7,546	$10,592

Terminal Facilities:
Sales and other operating revenue	$55,000	$46,287
Other income	95	1

Total revenues	55,095	46,288
Cost of products sold and operating expenses	20,024	15,111
Depreciation and amortization	5,916	4,725
Selling, general and administrative expenses	6,603	5,208

Operating income	$22,552	$21,244

Crude Oil Pipeline System:
Sales and other operating revenue	$1,596,375	$960,346
Other income	5,392	2,447

Total revenues	1,601,767	962,793
Cost of products sold and operating expenses	1,561,475	894,610
Depreciation and amortization	4,650	3,645
Selling, general and administrative expenses	7,282	5,924

Operating income	$28,360	$58,614

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended March 31,
	2010	2009
Refined Products Pipeline System: (1)
Total shipments (barrel miles per day) (2)	51,695,001	60,034,244
Revenue per barrel mile (cents)	0.626	0.581

Terminal Facilities:
Terminal throughput (bpd):
Refined products terminals (3)	458,516	460,031
Nederland terminal	725,944	652,669
Refinery terminals (4)	497,779	582,762

Crude Oil Pipeline System: (1)(5)
Crude oil pipeline throughput (bpd)	837,143	664,146
Crude oil purchases at wellhead (bpd)	184,494	191,162
Gross margin per barrel of pipeline throughput (cents) (6)	40.1	103.9

(1)	Excludes amounts attributable to equity ownership interests in the corporate joint ventures.
(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(3)	Includes results from the Partnership’s purchase of a refined products terminal in Romulus, MI from the acquisition date.
(4)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.
(5)	Includes results from the Partnership’s purchase of the Excel pipeline from the acquisition date.
(6)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(in thousands, unaudited)

Distributable Cash Flow (“DCF”)	Three Months Ended March 31,
	2010	2009
Net Income	$43,082	$80,906
Add: Interest expense, net	15,376	9,544
Add: Depreciation and amortization	14,520	11,580

EBITDA	72,978	102,030
Less: Interest expense, net	(15,376)	(9,544)
Less: Maintenance capital expenditures	(4,370)	(2,650)

Distributable cash flow	$53,232	$89,836

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	Twelve Months Ended March 31, 2010
Net Income	$212,538
Add: Interest costs and debt expense, net	54,177
Less: Capitalized interest	(3,663)
Add: Depreciation and amortization	50,960

EBITDA	$314,012

Total Debt as of March 31, 2010	$1,141,185

Total Debt to EBITDA Ratio	3.6

An investor call with management regarding our first-quarter results is scheduled for Wednesday morning, April 28 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 66141485”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #66141485.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined products and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,200 miles of refined products pipelines located in the northeast, midwest and southwest United States and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of approximately 10.1 million shell barrels of refined products terminal capacity and approximately 23.0 million shell barrels of crude oil terminal capacity (including approximately 19.6 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Crude Oil Pipeline System consists of approximately 3,850 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company and a 43.8 percent interest in the West Texas Gulf Pipe Line Company.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 23, 2010. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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